SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2010 (April 17, 2010)

Kun Run Biotechnology, Inc.
(Exact name of registrant as specified in Charter)

Nevada	333-141384	98-0517550
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

Free Trade Zone
168 Nanhai Avenue, Haikou City
Hainan Province, China 570216
(Address of Principal Executive Offices)

86-898-6680-2207
(Issuer Telephone number)

Aspen Racing Stables, Inc.
(Former name and former address, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 17, 2010 (the “Signing Date”), Kun Run Biotechnology, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) by and among the Company, Caduceus Asia Partners, L.P., an investment fund managed by OrbiMed (the “Purchaser”), and Mr. Xueyun Cui, the Chairman of the Company’s Board of Directors and the majority stockholder of the Company (the “Key Stockholder”), under the terms of which the Purchaser agreed to purchase and the Company agreed to issue of up to $8,000,000 of units of the Company (each a “Unit” and together, the “Units”), with each Unit consisting of (A) one share of the Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred”) and (B) one warrant (each, a “Net Income Warrant,” and collectively, the “Net Income Warrants”) to purchase 0.30 of a share of Series A Preferred.  The Net Income Warrants are exercisable only if the Company fails to achieve thresholds of net income before certain expenses in its audited income statement for the 2010 fiscal year.  If the Net Income Warrants become exercisable, they have a cashless exercise feature.

In connection with the transactions contemplated by the Securities Purchase Agreement, the Company will designate 6,800,000 shares of Series A Preferred Stock.  The holders of the Series A Preferred shall have the right to convert the Series A Preferred at any time into Common Stock at an initial conversion ratio of one-to-one, subject to adjustments, including anti-dilution adjustments and proportional adjustments for stock splits, stock dividends and recapitalizations.  The holders of the Series A Preferred shall also be entitled to receive dividends in preference to dividends distributed to holders of the Common Stock and to participate pro rata in any dividends paid on the Common Stock on an as converted basis.  In addition, the holders of the Series A Preferred will be entitled to nominate one member of the Company’s board of directors and the Company will be obligated to have such nominee elected on and after the closing of the transactions contemplated by the Securities Purchase Agreement so long as the Purchaser beneficially owns at least five percent of the Common Stock of the Company on an as-converted basis.  In connection with the transactions contemplated by the Securities Purchase Agreement, the Company’s board of directors will also be obligated to include an independent director not affiliated with the Company or the Purchaser.

The holders of the Series A Preferred will vote together with the Common Stock and not as a separate class.  However, consent of the holders of a majority of the Series A Preferred shall be required for certain actions, including increases or decreases the authorized amount of the Common Stock or any class or series of Preferred Stock amendments to certain rights of the Series A Preferred holders, acquisitions or asset transfers, payments or declarations of any dividends or distributions to any shares of Common Stock or any class or series of preferred stock, and issuances of debt in excess of $250,000 unless such issuance of debt has been approved by a majority of the Corporation’s Board of Directors.

In addition, the holders of the Series A Preferred shall be entitled to receive a liquidation preference payment in preference to the holders of the Common Stock in the event of any liquidation or winding up of the Company.

The Units are to be issued in a private transaction pursuant to the “safe harbor” for the private offering exemption under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder to accredited investors as defined under Rule 501(a) of the Securities Act.

The Company intends to use the proceeds from the Units for the following purposes: (i) potential acquisitions of drug products and pipeline assets, (ii) working capital, (iii) payment of fees of consultants of the Company, (iv) reimbursement of fees of the Purchaser in the contemplated transaction, and (v) repayment of certain outstanding obligations of the Company or its subsidiaries.

A copy of the Securities Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement dated April 17, 2010 by and among the Company, Purchaser and the Key Stockholder

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUN RUN BIOTECHNOLOGY, INC.
(Registrant)

Dated: April 22, 2010	By:	/s/ Xiaoqun Ye
Name: Xiaoqun Ye
Title: Chief Executive Officer